Sharecare announces longtime Centene executive Brent Layton as next CEO; founder Jeff Arnold to serve as executive chairman

Announced in conjunction with Sharecare’s strong third quarter 2023 financial results, Layton to assume new role on Jan. 2, 2024

ATLANTA – November 9, 2023 – Sharecare (Nasdaq: SHCR), the digital health company that helps people manage all their health in one place, today announced, in conjunction with its third quarter 2023 financial results, that healthcare industry veteran and board member Brent Layton will succeed Jeff Arnold as CEO. Formerly president and chief operating officer of Centene Corporation, Layton will assume the CEO role at Sharecare on January 2, 2024, and remain on the board. Arnold will transition to the role of executive chairman at that time, remaining active in the business day-to-day and working closely with Brent, focusing on driving the overall strategy of the company, product innovation, addressing market needs with next generation technology such as generative AI, and supporting strategic growth opportunities.

Arnold founded Sharecare with the goal of building a digital platform focused on improving health outcomes for people, no matter where they are in their personal well-being journeys. Today, Sharecare is the platform of choice for some of the country’s most notable employers and health plans, providing benefits navigation, comprehensive care, and proven health and well-being solutions to more than 12 million eligible lives.

Layton, who was appointed to the Sharecare board in January of this year, brings more than 30 years of healthcare and public policy experience, with expertise building, scaling, and operating businesses focused on government-funded programs, including Medicare, Medicaid, and the Health Insurance Marketplace.

“Following a deliberate effort to augment our long-term leadership strategy to capitalize on the untapped market opportunities before us, the board and I are delighted that Brent has agreed to become our next CEO,” said Arnold. “Having known Brent for many years, I have witnessed first-hand the effectiveness of his leadership, as well as his proven track record of success in the highly regulated and fragmented healthcare industry. I am looking forward to combining Brent’s expertise in driving growth at scale within large, government-funded programs and value-based contracts with my extensive experience in digital health, product innovation, and M&A as we continue to deliver enhanced value for Sharecare’s users, customers, and shareholders.”

Layton served in many roles and capacities at Centene in his more than two decades at the company. This included serving as chief business development officer, during which time the company scaled from three to 31 health plans, becoming the nation’s largest Medicaid managed care company. He oversaw many divisions and products, including provider contracting where he led Centene into value-based care. As president and COO of Centene, Layton also oversaw Ambetter, the nation’s largest health insurance exchange provider and WellCare, the nation’s sixth largest Medicare Advantage company. Layton announced his retirement from Centene in late 2022 and stayed with Centene as Senior Advisor to the CEO. Centene grew annual revenues from roughly $300 million to $144 billion during his tenure.

“I have long admired what Jeff and team have built at Sharecare, especially its innovation in leveraging data and digitization to improve health outcomes for the diversity of populations it serves,” said Layton. “As healthcare is quickly evolving, Sharecare is uniquely positioned thanks to its robust platform and adaptive technology that empowers people to navigate and activate the care they need to take control of their health. I have high enthusiasm for where Sharecare sits today and where it will be tomorrow and believe the opportunities for profitable growth are strong.”

Layton added, “Together, Jeff and I also see tremendous opportunities to further expand Sharecare’s relationships and partners to make an even bigger impact, and I look forward to combining his ability to innovate and leverage technology to solve complex problems on behalf of all stakeholders with my experience to foster sustainable, long-term growth for the company.”

About Sharecare
Sharecare is the leading digital health company that helps people – no matter where they are in their health journey – unify and manage all their health in one place. Our comprehensive and data-driven virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. Driven by our philosophy that we are all together better, at Sharecare, we are committed to supporting each individual through the lens of their personal health and making high-quality care more accessible and affordable for everyone. To learn more, visit www.sharecare.com.

Media Relations: pr@sharecare.com

Investor Relations: sharecare@teneo.com